EXHIBIT 23.6

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on Form S-4/F-4 and the related Prospectus of Banknorth Delaware Inc. (“Banknorth Delaware”) and The Toronto-Dominion Bank (“TD”) for the registration of 195,000,000 shares of Banknorth Delaware common stock and 45,844,500 shares of TD common stock and to the incorporation by reference therein of our report dated November 24, 2004, with respect to the consolidated financial statements of TD included in its Annual Report (Form 40-F) for the year ended October 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP	/s/ PricewaterhouseCoopers LLP
Toronto, Canada	Toronto, Canada
December 16, 2004	December 16, 2004